PENNZOIL-QUAKER STATE COMPANY

Public Relations Department                               NEWS
P.O. Box 2967
Houston, Texas 77252-2967


FOR IMMEDIATE RELEASE                   Contacts: Greg Panagos
                                                  713/546-8914
                                                  Jay Roueche
                                                  713/546-4961

             PENNZOIL-QUAKER STATE COMPANY REACHES
   DEFINITIVE AGREEMENT TO SELL ROUSEVILLE REFINERY, BARECO
                PARTNERSHIP AND RELATED ASSETS

     HOUSTON (Feb.7, 2000) - Pennzoil-Quaker State Company
(NYSE: PZL) announced today that it has reached a definitive agreement with Calumet Lubricants Company, LP to purchase its Rouseville, Pennsylvania refinery and related assets. Included in the sale is Pennzoil-Quaker State Company's share of its Bareco(R) Partnership with Baker Petrolite, a division of Baker Hughes (NYSE: BHI). The sale is expected to close by April 15, 2000.
     Under the terms of the agreement, Calumet will purchase Rouseville Plant number one, which includes a hydrotreater, deresining unit, deoiling unit, filtration unit, laboratory and office buildings, utilities, and warehouse/blending facilities. Calumet intends to operate and expand the Rouseville refinery for wax production in support of the Bareco(R) Partnership. Also included in the sale agreement are several related assets, including Pennzoil-Quaker State Company's Reno, Pennsylvania packaging plant and its crude oil gathering and trucking operations in the state of Utah.
     "This transaction is another important step in Pennzoil-
Quaker State Company's strategy to concentrate fully on its core automotive consumer products business," said James J.
Postl, president and chief operating officer of Pennzoil-Quaker
State Company. "While we regret saying goodbye to the region where our company was founded, we are confident that Calumet will bring renewed energy and focus to the operations of these assets and will greatly benefit the local communities."
     Calumet Lubricants Company, LP has headquarters in
Indianapolis, Indiana. The company was founded in 1916 with the goal of producing the highest quality naphthenic specialty oils available. Today it operates specialty plants in Princeton and Cotton Valley, Louisiana, producing Hydrocal II Naphthenic Base Oils, Calsol process oils and a diverse array of solvents and specialty products.
     Pennzoil-Quaker State Company is a leading worldwide automotive consumer products company, marketing over 1,300 products with 20 leading brands in more than 50 countries. The company markets Pennzoil(R) and Quaker State(R) brand motor oils, the number one and number two selling motor oils in the United States. Jiffy Lube, a wholly owned subsidiary of Pennzoil-
Quaker State Company, is the world's largest fast lube operator and franchiser. Pennzoil-Quaker State Company also markets a complete line of automotive car care products including Axius(TM) auto accessories, Blue Coral(R) and Classic (R) waxes and washes, Black Magic(R) and Westley's(R) tire and wheel care products, Fix-A-Flat(R) tire sealants, Medo(R) air fresheners, Rain-X(R) glass treatments, Gumout(R), Snap(R) and The Outlaw(R) maintenance chemicals and Slick 50(R) engine treatments. The company recently introduced Pennzoil Roadside(TM) Rescue(R) Emergency Fuel Additive, a safe, conveniently packaged emergency fuel additive that transports out-of-gas vehicles about 10 miles from the side of the road to safety. Pennzoil Roadside(TM) Rescue(R) was named one of Business Week's Best Products of 1999.
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